Exhibit 23.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 19, 2009

Nexen Inc.

801-7th Avenue S.W.

Calgary, Alberta  T2P 3P7

Board of Directors:

We hereby consent to references to DeGolyer and MacNaughton relating to our evaluation of certain oil and gas properties of Nexen Inc. (Nexen) contained in the section entitled “Basis of Reserves Estimates” within “Reserves, Production and Related Information” as set out in Part I, Items 1&2 Business and Properties of Nexen’s Annual Report on Form 10-K for the year ended December 31, 2008.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON